Exhibit 3.3

CERTIFICATE OF FORMATION

OF

AMYLIN PHARMACEUTICALS, LLC

This Certificate of Formation is being executed as of August 8, 2012, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is Amylin Pharmaceuticals, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the County of New Castle. The name and address of the registered agent of the Company for service of process in the state of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the County of New Castle.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Demetrios Kydonieus
Name:	Demetrios Kydonieus
Title:	Vice President